UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: January 12, 2004

Southern Community Financial Corporation

North Carolina	000-33227	56-2270620
(State of incorporation)	(Commission File Number)	(I.R.S. Employer
Identification No.)

4605 Country Club Road, Winston-Salem, North Carolina (Address of principal executive offices)	27104 (Zip Code)

Issuer’s telephone number: (336) 768-8500

This document contains 2 pages, excluding exhibits.

Item 2: Acquisition or Disposition of Assets

Southern Community Financial Corporation (Symbol “SCMF”) reported today that it has completed the acquisition of The Community Bank, which will initially operate as a separate bank subsidiary. The combined assets are in excess of $1 billion.

For each share of stock owned, The Community Bank shareholders will receive $53.05 in cash, 4.8714 shares of newly issued Southern Community common stock or a combination of both, subject to an overall allocation of approximately 6.4 million shares of common stock and $15.2 million in cash. Southern Community’s transfer agent is in the process of tabulating the elections of Community Bank shareholders to determine the allocation of shares and cash to each shareholder.

The completion of the acquisition expands Southern Community’s presence in the northern and western North Carolina communities. The Community Bank operates offices in Pilot Mountain, Mount Airy, Sandy Ridge, Madison, Union Grove, Dobson, King, Walnut Cove and Jonesville, North Carolina.

The following will serve on the Corporation’s Board of Directors as of January 12, 2004: F. Scott Bauer, Chairman, James O. Frye, Vice Chairman, Don G. Angell, Zack W. Blackmon, Sr., Charles R. Bokesch, M.D., Edward T. Brown, James G. Chrysson, Matthew G. Gallins, H. Lee Merritt, Jr., Dianne M. Neal, Billy D. Prim, Durward A. Smith, Jr. and William G. Ward, Sr. M.D.

Southern Community Financial Corporation is the holding company of Southern Community Bank and Trust, a community bank with eight offices in Winston-Salem, Clemmons, High Point, Kernersville and Yadkinville, North Carolina. Services are also provided through
“Southern eCom” internet banking and 24-hour phone banking. Southern Community is headquartered in Winston-Salem, North Carolina.

Southern Community is headquartered in Winston-Salem, North Carolina. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

Item 7(c): Exhibits

Exhibit 99: Press Release

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, Southern Community Financial Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Southern Community Financial Corporation

By:	/s/ Richard M. Cobb

Richard M. Cobb
Executive Vice President and Chief Financial Officer

Date:	Date: January 12, 2004